UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2005

LAWSON SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-33335

Delaware	41-1251159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

380 St. Peter Street, St. Paul, Minnesota	55102-1302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 767-7000

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 11, 2005, Lawson Software, Inc. (Lawson) and International Business Machines Corporation (IBM) announced that on May 9, 2005 Lawson and IBM signed a  Master Relationship Agreement (MRA) and an OEM Software Agreement, both of which will take effect on June 1, 2005.  Under these agreements, Lawson will standardize its business applications portfolio on IBM’s open standards-based software and hardware, and the companies will jointly market these software solutions.  The MRA governs the joint marketing activities and has a three-year term.

Under the OEM Software Agreement, Lawson will bundle and distribute WebSphere® and other IBM software products with all of Lawson’s business application products that are designed to operate with these IBM programs.  Lawson may sublicense these IBM programs to all of its current clients in consideration of an aggregate sublicense fee payable quarterly to IBM from September 2005 through June 2008.  Commencing on the future release of Lawson’s 8.1.0 products, Lawson will pay IBM each quarter a royalty based on a percentage of Lawson’s net license fee revenue recognized on the licensing of Lawson-owned products to clients and prospects.  In consideration of software support provided by IBM to Lawson for these IBM programs, Lawson will pay IBM a fixed support fee in September and December 2005 and commencing with the quarter ending May 31, 2006, Lawson will pay IBM a quarterly support payment based on a percentage of Lawson’s net support revenue when recognized for the sale of support to Lawson clients for Lawson-owned products.  If Lawson merges with or acquires the capital stock or assets of another entity, Lawson may include that entity’s products under the OEM Software Agreement under terms to be negotiated between Lawson and IBM.  The OEM Software Agreement has an initial term of three years and may be extended by Lawson for two additional one-year terms.  Lawson may elect to terminate the OEM Software Agreement for convenience upon 90 days advance notice to IBM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lawson Software, Inc.

Date: May 11, 2005	By: /s/ Robert G. Barbieri
Robert G. Barbieri
Executive Vice President and Chief Financial and Performance Officer